SEMPRA ENERGY
SEVERANCE PAY AGREEMENT

THIS AGREEMENT (this "Agreement"), dated as of [Effective Date]_________, 1998 (the "Effective Date") is made by and between SEMPRA ENERGY, a California corporation, and
[Name of Executive]_________ (the "Executive").

WHEREAS, the Executive is currently employed by Sempra Energy or a subsidiary of Sempra Energy (Sempra Energy and its subsidiaries are hereinafter collectively referred to as the "Company") as [Position Title of Executive]____________; and

WHEREAS, the Board of Directors of Sempra Energy (the "Board") has determined that it is in the best interests of the Company to institute formalized severance arrangements for certain of the executives of the Company, including the Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

"Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

"Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

"Cause" means (a) Prior to a Change in Control, (i) the willful failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) the Executive's gross insubordination; and/or (iv) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company. (b) From and after a Change in Control, (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 2 hereof), and/or (ii) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause pursuant to clause (i) of this definition unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause.

"Cause" means (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 2 hereof), or (ii) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause pursuant to clause (i) of this definition unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause.

A "Change in Control" of Sempra Energy shall be deemed to have occurred when:

(a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy representing twenty percent (20%) or more of the combined voting power of Sempra Energy's then outstanding securities; or

(b) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of Sempra Energy) whose appointment or election by the Board or nomination for election by Sempra Energy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) There is consummated a merger or consolidation of Sempra Energy or any direct or indirect subsidiary of Sempra Energy with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Sempra Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Sempra Energy or any subsidiary of Sempra Energy, at least sixty percent (60%) of the combined voting power of the securities of Sempra Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Sempra Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy (not including in the securities beneficially owned by such Person any securities acquired directly from Sempra Energy or its affiliates other than in connection with the acquisition by Sempra Energy or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Sempra Energy's then outstanding securities; or

(d) The shareholders of Sempra Energy approve a plan of complete liquidation or dissolution of Sempra Energy or there is consummated an agreement for the sale or disposition by Sempra Energy of all or substantially all of Sempra Energy's assets, other than a sale or disposition by Sempra Energy of all or substantially all of Sempra Energy's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of Sempra Energy in substantially the same proportions as their ownership of Sempra Energy immediately prior to such sale.

"Change in Control Date" means the date on which a Change in Control occurs.

"Code" means the Internal Revenue Code of 1986, as amended.

"Date of Termination" has the meaning assigned thereto in Section 2 hereof.

"Disability" has the meaning set forth in the SERP (as defined below), as in effect from time to time; provided, however, that in no event shall the Executive be deemed to have incurred a Disability hereunder if there exists a reasonable expectation that the Executive will return to work on a full-time basis within ninety (90) days of the events giving rise to the Disability.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

"Good Reason" means:

(a) Prior to a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 2 below):

(i) the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior executive within the Company (such range determined by reference to past, current and reasonable practices within the Company);

(ii) a material reduction in the Executive's overall standing and responsibilities within the Company, but not including (A) a mere change in title, or (B) a transfer within Company, which, in the case of both (A) and (B), does not adversely affect the Executive's overall status within the Company;

(iii) a material reduction by the Company in the Executive's aggregate annualized compensation and benefits opportunities, except for across-the-board reductions (or modifications of benefit plans) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the Executive;

(iv) the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 hereof; for purposes of this Agreement, no such purported termination shall be effective;

(vi) the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 8(a) hereof; or

(vii) the failure by the Company to comply with any material provision of this Agreement.

(b) From and after a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 2 below):

(i) an adverse change in the Executive's title, authority, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;

(ii) a reduction of ten percent (10%) or more by the Company in the Executive's aggregate annualized compensation and benefits opportunities, except for across-the-board reductions (or modifications of benefit plans) of less than ten percent (10%) similarly affecting all similarly situated executives (both of the Company and of any Person then in control of the Company) of comparable rank with the Executive;

(iii) the relocation of the Executive's principal place of employment immediately prior to the Change in Control Date (the "Principal Location") to a location which is both further away from Executive's residence and more than thirty (30) miles from such Principal Location, or the Company's requiring the Executive to be based anywhere other than such Principal Location (or permitted relocation thereof), or a substantial increase in the Executive's business travel obligations outside of the Southern California area as of the Effective Date other than any such increase that (A) arises in connection with extraordinary business activities of the Company and (B) is understood not to be part of the Executive's regular duties with the Company;

(iv) the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 hereof; for purposes of this Agreement, no such purported termination shall be effective;

(vi) the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 8(a) hereof; or

(vii) the failure by the Company to comply with any material provision of this Agreement.

From and after a Change in Control, the Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

"Involuntary Termination" means (a) a termination of employment by the Company other than for Cause, death, or Disability, or (b) the Executive's resignation of employment with the Company for Good Reason; provided, however, that, except as provided in the last paragraph of Section 4, a termination of the Executive's employment by reason of his or her retirement prior to a Change in Control shall not constitute an Involuntary Termination hereunder.

"Notice of Termination" has the meaning assigned thereto in Section 2 hereof.

"Person" means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of Sempra Energy in substantially the same proportions as their ownership of stock of Sempra Energy, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

Section 2. Date and Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a written notice of termination to the other party (the "Notice of Termination"). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The date of the Executive's termination of employment with the Company (the "Date of Termination") shall be determined as follows: (i) if the Executive's employment is terminated by the Company, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company other than for Cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless the Company elects to pay the Executive, in addition to any other amounts payable hereunder, an amount equal to two (2) weeks of the Executive's base salary in effect on the Date of Termination), and (ii) if the basis for the Executive's Involuntary Termination is his or her resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not in any event be less than fifteen (15) days nor more than sixty (60) days from the date such Notice of Termination is given. Unless the Board determines otherwise, notice by Executive of his or her resignation for Good Reason must be made within 180 days of the act or failure to act the Executive alleges to constitute Good Reason.

Section 3. Severance Benefits Prior to Change in Control. Except as provided in Section 4 and Section 12(g) hereof, in the event of the Involuntary Termination of the Executive, the Company shall pay the Executive, in one lump sum cash payment as soon as practicable following such Involuntary Termination, (A) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect on such date, plus (B) an amount (the "Severance Payment") equal to [Enter Applicable Multiplier]1.5 times the sum of (X) the Executive's annual base salary as in effect on the Date of Termination and (Y) his or her average annual bonus payment for the two years immediately preceding the Date of Termination (or in the event that the Executive has not been employed for two years, then his target bonus for the year in which the termination occurs). In addition to the Severance Payment, the Executive shall be entitled to the following additional benefits:

(i) Equity Based Compensation. The Executive shall retain all rights to any equity-based compensation awards to the extent set forth in the applicable plan and/or award agreement.

(ii) Welfare Benefits. Subject to Section 6 below, for a period of eighteen (18) months following the Date of Termination, the Executive and his or her dependents shall be provided with health insurance benefits substantially similar to those provided to the Executive and his or her dependents immediately prior to the Date of Termination; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to the Date of Termination.

(iii) Outplacement Services. The Executive shall receive outplacement services suitable to his or her position for a period of eighteen (18) months following the Date of Termination, or if earlier, until the first acceptance of an offer of employment with a subsequent employer, in an aggregate amount not to exceed $50,000.

(iv) Financial Planning Services. The Executive shall receive financial planning services for a period of eighteen (18) months following the Date of Termination at a level consistent with the benefits provided under the Company's financial planning program for the Executive, as in effect immediately prior to the Date of Termination.

Section 4. Severance Benefits in Connection with and After Change in Control. Notwithstanding the provisions of Section 3 above, in the event of the Involuntary Termination of the Executive within two years following a Change in Control, in lieu of the payments described in Section 3 above, the Company shall pay the Executive, in one lump sum cash payment as soon as practicable following such Involuntary Termination, (A) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect on such date, plus (B) an amount (the "Change in Control Severance Payment") equal to [Enter Applicable Multiplier]two times the sum of (X) the Executive's annual base salary as in effect immediately prior to the Change in Control or the Date of Termination, whichever is greater, and (Y) his or her average annual bonus payment for the two years immediately preceding the Change in Control Date or the Date of Termination, whichever is greater (or in the event that the Executive has not been employed for two years, then his target bonus for the year in which the Change in Control or in which the termination occurs, whichever is greater). In addition to the Change in Control Severance Payment, the Executive shall be entitled to the following additional benefits:

(i) Equity-Based Compensation. Notwithstanding the provisions of any applicable equity-compensation plan or award agreement to the contrary, all equity-based incentive compensation awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, section 162(m) awards, and dividend equivalents) held by the Executive under any annual incentive compensation plan or long-term incentive compensation plan maintained by the Company shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable plan and award agreement, and any restrictions on any such awards shall automatically lapse; provided, however, that any such awards granted on or after the Effective Date shall remain outstanding and exercisable until the earlier of (A) eighteen (18) months following the Date of Termination or (B) the expiration of the original term of such award (it being understood that all awards granted prior to the Effective Date shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant).

(ii) SERP. The Executive shall receive a lump sum cash payment representing the present value as of the Date of Termination of his or her Supplemental Executive Retirement Plan ("SERP") benefits, to be calculated as if the Executive had reached age 62 (or his or her actual age if older), and applying either the applicable early retirement factors under the Company's tax-qualified retirement plan, if the Executive is less than age 62 but at least 55, or actuarially determined early retirement factors if the Executive is less than age 55 and the applicable lump-sum factors under the Company's tax-qualified retirement plan.

(iii) Welfare Benefits. Subject to Section 6 below, for a period of two years following the Date of Termination, the Executive and his or her dependents shall be provided with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his or her dependents immediately prior to the Date of Termination or the Change in Control Date, whichever is more favorable to the Executive; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to the Date of Termination or the Change in Control Date, whichever is more favorable to the Executive.

(iv) Outplacement Services. The Executive shall receive outplacement services suitable to his or her position for a period of eighteen (18) months following the Date of Termination, or if earlier, until the first acceptance of an offer of employment with a subsequent employer, in an aggregate amount not to exceed $50,000.

(v) Financial Planning Services. The Executive shall receive financial planning services for a period of eighteen (18) months following the Date of Termination at a level consistent with the benefits provided under the Company's financial planning program for the Executive, as in effect immediately prior to the Date of Termination or the Change in Control Date, whichever is more favorable to the Executive.

(vi) Deferred Compensation. Notwithstanding any election heretofore or hereafter made by the Executive under any deferred compensation plan of the Company, the Executive shall receive a lump sum cash payment in an amount equal to any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) under any deferred compensation plan of the Company.

Notwithstanding anything contained herein, if a Change in Control occurs and the Executive's employment with the Company is terminated by reason of an Involuntary Termination prior to the Change in Control Date, and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 3 above, be entitled to the Change in Control Severance Payment and the additional benefits described in this Section 4 as if such Involuntary Termination had occurred within two years following the Change in Control.

Section 5. Release. Notwithstanding anything herein to the contrary, the Company's obligation to make the payments provided for in this Agreement is expressly made subject to and conditioned upon (i) the Executive's prior execution of a release substantially in the form attached hereto as Exhibit A within forty-five (45) days after the applicable Date of Termination and (ii) the Executive's non-revocation of such release in accordance with the terms thereof.

Section 6. No Mitigation or Offset.

(a) No Mitigation by Executive. Except as otherwise expressly provided herein, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer; provided, however, that if the Executive becomes employed with another employer and is eligible to receive life, disability, accident and health insurance benefits under another employer-provided plan, the Executive's continued plan coverage as set forth in Section 3(ii) or 4(iii) hereof, as the case may be, shall be secondary to the coverage provided under such other plan(s) during such applicable period of eligibility.

(b) No Offset by Company. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim.

Section 7. Section 280G

(a) Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (A) the Company, (B) any Person whose actions result in a Change in Control or (C) any Person affiliated with the Company or such Person) (all such payments and benefits, including the Change in Control Severance Payments, being hereinafter called the "Total Payments") would be subject (in whole or part) to the tax (the "Excise Tax") imposed under section 4999 of the Code, the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(b) Accounting Firm. All determinations to be made with respect to this Section 7 shall be made by the Company's independent accounting firm (or, in the case of a payment following a Change in Control, the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor). The accounting firm shall be paid by the Company for its services performed hereunder.

Section 8. Successors; Binding Agreement.

(a) Assumption by Successor. Sempra Energy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Sempra Energy expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that Sempra Energy would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve Sempra Energy of its obligations hereunder. As used herein, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform its obligations by operation of law or otherwise.

(b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Executive (and the Executive's personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of Sempra Energy, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Sempra Energy or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to such Executive hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee or, if there is no such designee, to his or her estate.

Section 9. Confidentiality; Non Solicitation.

(a) Confidentiality. The Executive acknowledges that in the course of his or her employment within the Company, he or she has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business ("Proprietary Information") of the Company; and the Executive agrees that it would be extremely damaging to the Company if such Proprietary Information were disclosed to a competitor of the Company or to any other person or corporation. The Executive understands and agrees that all Proprietary Information the Executive has acquired during the course of such employment has been divulged to the Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this provision) without limitation in time. In view of the nature of the Executive's employment and the Proprietary Information the Executive has acquired during the course of such employment, the Executive likewise agrees that the Company would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that the Company shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Company's General Counsel (or, if such position is vacant, the Company's Chief Executive Officer); provided, however, that the Company shall not unreasonably classify information as Proprietary Information.

(b) Non-Solicitation of Employees. The Executive recognizes that he or she possesses and will possess confidential information about other employees of the Company, relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. The Executive recognizes that the information he or she possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing their business and in securing and retaining customers, and has been and will be acquired by him or her because of his or her business position within the Company. The Executive agrees that for a period of one (1) year following the Date of Termination, he or she will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or her or by any other competitor of the Company on whose behalf he or she is acting as an agent, representative or employee and that he or she will not convey any such confidential information or trade secrets about other employees of the Company to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received written approval of the Company's Senior Vice President, Human Resources (or, if such position is vacant, the Company's Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of the Executive's employment with the Company, the Executive likewise agrees that the Company would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that the Company shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it.

(c) Survival of Provisions. The obligations contained in this Section 9 shall survive the termination or expiration of the Executive's employment within the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

Section 10. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Sempra Energy, 101 Ash Street, San Diego, CA 92101, Attn: Human Resources Administrator, or to the Executive at the address in the records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Section 11. Administration Prior to Change in Control. Prior to a Change in Control, the compensation committee of the Board (the "Compensation Committee") shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual's entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement, and to adopt such rules and procedures as it deems necessary or advisable for the administration or implementation of this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 11 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

Section 12. Miscellaneous.

(a) No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive's employment at any time, with or without Cause.

(b) Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.

(c) Rules of Construction. As used herein, the masculine gender shall be deemed to include the feminine and the singular form shall be deemed to encompass the plural, unless the context requires otherwise. Headings of sections (other than the definitions) are included solely for convenience of reference and shall not govern or control the meaning of the text of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Tax Withholding. All amounts paid under this Agreement shall be subject to all applicable federal, state and local wage and employment tax withholding.

(e) Exclusive Benefit. The Severance Payment, the Change in Control Severance Payment and all other benefits provided hereunder shall be in lieu of any other severance payments to which the Executive is entitled under any other severance plan or arrangement sponsored by the Company, as well as pursuant to any individual employment or severance agreement that was entered by the Executive and the Company, and, upon the Effective Date of this Agreement, all such plans, programs, agreements and arrangements are hereby automatically superseded and terminated.

(f) Dispute Resolution. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The Executive and the Company shall generally each be responsible for payment of one-half the amount of the arbitrator's fee; provided, however, that the Company shall pay to the Executive all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good faith any issue arising under this Agreement relating to the termination of the Executive's employment in connection with a Change in Control or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement on account of a Change in Control unless the arbitrator or court determines that the Executive had no reasonable basis for such claim.

(g) Amendment and Termination. No provision of this Agreement may be amended or terminated unless it is agreed to in writing and signed by both parties hereto. Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that the Company sells or otherwise disposes of any part of the business or assets of Sempra Energy or a subsidiary of Sempra Energy (other than such a sale or disposition which is part of a transaction or series of transactions which would result in a Change in Control) and as a result of such transaction, the Executive is no longer employed by the Company or any of its Affiliates.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(i) Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to conflicts of laws principles thereof.

(j) Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SEMPRA ENERGY

By: ________________________

Stephen L. Baum[Name]

Chairman of the Board, President & Chief Executive Officer[Title]

EXECUTIVE

________________________

[Name of Executive][Name]